                            DYNCORP AND SUBSIDIARIES
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                (Dollars in Thousands Except Per Share Amounts)

                                                       Three Months Ended       Six Months Ended
                                                      June 27,    June 29,    June 27,    June 29,
     PRIMARY AND FULLY DILUTED (1)                      1996        1995        1996        1995
Earnings:
  Earnings (loss) from continuing operations
    before extraordinary item                     $     3,553 $       594 $     5,794 $      (481)
  Discontinued operations                                 865          80         865        (267)
  Extraordinary item                                        -           -           -        (127)
  Net earnings (loss)                                   4,418         674       6,659        (875)
  Preferred stock Class C dividends not declared
    or recorded                                          (558)       (468)     (1,092)       (915)
  Common stockholders' share of earnings (loss)   $     3,860 $       206 $     5,567 $    (1,790)

Shares:
  Weighted average common shares outstanding        8,427,168   8,410,311   8,483,667   8,246,421
  Common stock issuable upon exercise of warrants   3,247,372   3,340,492   3,254,338           -
  Common stock issuable upon exercise of
    stock options                                       2,387           -       2,387           -
                                                   11,676,927  11,750,803  11,740,392   8,246,421
Earnings (loss) from continuing operations
  before extraordinary item                       $      0.26 $      0.01 $      0.40 $     (0.17)
Discontinued operations                                  0.07        0.01        0.07       (0.03)
Extraordinary item                                          -           -           -       (0.02)
Common stockholders' share of earnings (loss)     $      0.33 $      0.02 $      0.47 $     (0.22)


(1) The Class C Preferred stock is considered antidilutive and therefore has not been included in the calculation of earnings per share.
